EXHIBIT 99.1

PRESS RELEASE

I-Sector Announces Acquisition of Network Architechs

HOUSTON—(BUSINESS WIRE)—May 26, 2005—I-Sector Corporation (AMEX:ISR; “I-Sector” or the “Company”) today announced that it has acquired Network Architechs Corp., an Albuquerque, New Mexico based leading Cisco-centric IP Telephony and network infrastructure solution provider throughout New Mexico and West Texas with approximately $20 million in annual revenues. The acquisition will become part of I-Sector’s InterNetwork Experts subsidiary and the Company expects the transaction to be accretive to earnings per share for 2005.

“This transaction expands our market presence into a key Sunbelt state and is part of our planned national expansion”, said James H. Long, I-Sector’s Chairman and CEO. “Like I-Sector, Network Architechs has grown rapidly, benefiting from the double digit growth of IP Telephony technology in the enterprise space. This acquisition, coupled with our solid organic growth will continue to build our position as a leading Cisco-centric IP Telephony partner.”

Network Architechs, the largest Gold Certified Cisco partner in New Mexico and West Texas, is a professional internetworking services company that designs, implements, maintains and supports advanced IP communications networks to meet the demands of today’s economic and business climate. Headquartered in Albuquerque, New Mexico the organization will operate as part of I-Sector’s Internetwork Experts, Inc. subsidiary following the transaction.

Michael French, founder, President and CEO of Network Architechs, commented “We’re excited to be joining a firm with a reputation for excellence and a track record of strong growth. We continue to see significant growth opportunities in our markets and joining InterNetwork Experts will provide tremendous resources as we move the business forward. As a strategic component of a publicly held company we will be better positioned to serve our customers through increased depth and financial strength. We could not have found a better fit than InterNetwork Experts. We are well aligned in terms of culture, core competencies and our go to market philosophies. We are excited about the long-term advantages for the combined company and its employees.”

Mr. French will join InterNetwork Experts as Regional Vice President for New Mexico and West Texas.

Mark Hilz, President and COO of I-Sector, and CEO of InterNetwork Experts, commented “With the acquisition of Network Architechs, we add the premier provider of VoIP and IP network infrastructure solutions in New Mexico and West Texas for enterprise organizations to the InterNetwork Experts team. InterNetwork Experts has a long-standing reputation for excellence and the addition of Network Architechs will certainly enhance that reputation. Michael French has built an outstanding team; a great organization with an excellent reputation and a very close relationship with Cisco, as well as deep, long-standing relationships with many of the leading enterprise organizations in the markets in which they compete. Mike brings proven management leadership to an expanded market presence for our company. Together, we will be better positioned to take advantage of the growth opportunities in the New Mexico and West Texas market through our expanded scope of services and products. We firmly believe that the Network Architechs team is a perfect fit for our company and we look forward to the contributions of their many talented individuals.”

“In addition to benefits to both organizations from increased size and geographic coverage, Network Architechs, who had already recognized the requirement for, built and successfully marketed a long-term managed support services offering will now be able to offer its customers our Netsurant remote monitoring and managed services, which we believe will benefit the combined operations. We are excited about this acquisition and we look forward to jointly taking advantage of the significant opportunities that the business combination will create,” Hilz continued.

The acquisition was structured as an asset purchase. The purchase price consists of $2.0 million cash and 308,166 shares of I-Sector common stock at closing. Additional purchase consideration, which is based upon financial performance of the acquired operations, consists of up to an additional $525,000 in cash one year from closing and up to 225,000 additional shares of common stock up to three years from closing.

ABOUT INTERNETWORK EXPERTS

InterNetwork Experts is a purpose built end-to-end solutions provider focused on bringing telephony to data networks. The company’s Netsurant business unit provides the essential support components for companies using IP voice communications. More information can be found at www.inetx.com.

ABOUT I-SECTOR CORPORATION:

I-Sector Corporation, headquartered in Houston, Texas (AMEX:ISR — News), is engaged in the area of providing information and communications technology, with a particular focus on Cisco-centric IP Communications solutions. Additional information about I-Sector is available on the Internet at www.I-Sector.com.

SAFE HARBOR STATEMENT:

The statements contained in this document that are not statements of historical are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors and other matters described from time to time in the Company’s Form 10-K filings, 10-Q filings and other periodic filings with the Securities and Exchange Commission, including without limitation:

•	The ability of the Company to integrate the operations of the acquired organization.

•	Whether we obtain anticipated contracts and other business, and the timing of obtaining same.

•	Risks associated with entry into new markets.

•	Other risks and uncertainties set forth from time to time in the Company’s public statements and its most recent Annual Report filed with the SEC on Form 10-K/A for the year 2004.

Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.

ABOUT INTERNETWORK EXPERTS

InterNetwork Experts is a purpose built end-to-end solutions provider focused on bringing telephony to data networks. The company’s Netsurant business unit provides the essential support components for companies using IP voice communications. More information can be found at www.inetx.com.

CONTACT:

I-Sector Corporation
Brian Fontana, Chief Financial Officer, 713-795-2000

or

PR Financial Marketing LLC
Jim Blackman, 713-256-0369

jimblackman@prfinancialmarketing.com